Exhibit 99.1

NEWS RELEASE
For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348
FOR IMMEDIATE RELEASE
August 19, 2016

PAMELA K. M. BEALL AND STEVEN D. COSLER APPOINTED TO BOARD OF DIRECTORS
OF NATIONAL RETAIL PROPERTIES, INC.

Orlando, Florida, August 19, 2016 - National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced that Pamela K. M. Beall and Steven D. Cosler were appointed to the Board of Directors.

“We are excited to add Pam and Steve to our Board. Pam’s financial expertise and Steve’s extensive management experience will make each of them an excellent addition. They both bring a broad depth of business skill and prior board experience that will complement our other directors,” said Craig Macnab, Chairman and Chief Executive Officer.

Ms. Beall has an extensive background in finance and corporate risk. She is Executive Vice President Corporate Planning and Strategy of MPLX LP and is a director on the board of its general partner, MPLX GP LLC., a subsidiary of Marathon Petroleum Corporation (MPC), which is a Fortune 50 public company. MPLX LP, a publicly traded master limited partnership, is one of the largest petroleum pipeline companies and natural gas processors in the United States. Previously, she held the positions of Senior Vice President of Corporate Planning, Government and Public Affairs of MPC and President of MPLX. Ms. Beall currently serves on the board of trustees of the University of Findlay, and as a member of the executive, audit, business affairs and capital campaign committees. Ms. Beall received a Bachelor of Science, Accounting degree from the University of Findlay, and a Master of Business Administration from Bowling Green State University, and is a non-practicing Certified Public Accountant.

Mr. Cosler has a wide-ranging executive management background. He is an Operating Partner with Water Street Healthcare Partners, a private equity firm focused exclusively on the healthcare industry. Prior to Water Street, Mr. Cosler was President and Chief Executive Officer of Priority Healthcare Corporation, a Fortune 1000 company that distributed and managed biopharmaceutical therapies until its acquisition by Express Scripts. He also held executive positions with CoreSource, Inc., one of the nation’s largest healthcare administrators and achieved a distinguished career at IBM Corporation. Mr. Cosler currently serves as a director on four Water Street portfolio company boards, including New Century Health where he serves as Chairman. He also served as lead director of Catamaran Corporation, one of the largest pharmacy benefit managers in the healthcare industry until its acquisition by United Healthcare in July, 2015. Among his civic contributions, Mr. Cosler co-founded and serves as the Chairman of Elevate Indianapolis, a non-profit organization focused on advancing urban youth. He received a Bachelor’s degree in Industrial Management from Purdue University.

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of June 30, 2016, the company owned 2,452 properties in 48 states with a gross leasable area of approximately 26.3 million square feet and a weighted average remaining lease term of 11.4 years. For more information on the company, visit www.nnnreit.com.

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